UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      May 10, 2005

ARVINMERITOR, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

2135 West Maple Road, Troy, Michigan	48084-7186
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 140.13e-4(c))

Item 8.01	Other Events.

As discussed under the heading “Liquidity” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ArvinMeritor’s Annual Report on Form 10-K for the fiscal year ended October 3, 2004, Standard & Poor’s (S&P) affirmed ArvinMeritor’s credit rating of BB+ on January 9, 2004.

On May 10, 2005, S&P lowered ArvinMeritor’s credit rating to BB from BB+.

As discussed in Note 14 of the Notes to Consolidated Financial Statements and under the heading “Liquidity” in Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (MD&A) in ArvinMeritor’s Form 10-Q for the Quarterly Period Ended April 3, 2005 (Form 10-Q), ArvinMeritor has a revolving credit facility maturing in 2008 that provides for up to $900 million of borrowings. Borrowings under this facility are subject to interest based on quoted LIBOR rates plus a margin, and a facility fee, both of which are based on ArvinMeritor’s credit ratings. As a result of the downgrading by S&P, the applicable margin over the LIBOR rate increased to 140 basis points from 120 basis points, and the facility fee increased to 35 basis points from 30 basis points. At March 31, 2005, ArvinMeritor had $48 million of borrowings outstanding under this facility.

S&P’s lowering of ArvinMeritor’s credit rating did not result in a termination event under the company’s accounts receivable securitization facility, as discussed in Note 7 of the Notes to Consolidated Financial Statements and in MD&A in the Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARVINMERITOR, INC.

Date: May 10, 2005	By:	/s/	Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and General Counsel